UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2021

HELIX ENERGY SOLUTIONS GROUP, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-32936	95-3409686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)
3505 West Sam Houston Parkway North
Suite 400
Houston, Texas		77043
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 281-618-0400

NOT APPLICABLE

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HLX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 30, 2021, Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”), entered into an asset-based credit agreement (the “ABL Facility”) among the Company, Bank of America, N.A., as administrative agent and the lenders party thereto. The ABL Facility provides for an $80 million asset-based revolving credit facility, which matures on September 30, 2026, with a springing maturity 91 days prior to the maturity of any outstanding indebtedness with a principal amount in excess of $50 million. As of September 30, 2021, the commercial bank lending syndicate is comprised of Bank of America, N.A., Wells Fargo Bank, National Association, and Zions Bancorporation.

The ABL Facility provides funding based on a borrowing base calculation that includes eligible U.S. and U.K. customer accounts receivable and cash, and provides for a $10 million sub-limit for the issuance of letters of credit. Borrowings under the ABL Facility bear interest at a rate equal to LIBOR or SONIA (subject to a floor rate of 0%) plus a margin of 1.50% to 2.00%, or at a base rate plus a margin of 0.50% to 1.00%, in each case based on average borrowing availability. The Company must also pay a commitment fee of 0.375% to 0.50% per annum based on unused commitments under the ABL Facility. Outstanding obligations under the ABL Facility are secured by a pledge of all of the Company’s U.S. accounts receivable and related assets and substantially all of the Company’s U.K. assets, excluding the Q7000 vessel and related accounts receivable.

The ABL Facility places certain limitations on the Company’s ability to incur additional indebtedness, grant liens on assets, pay dividends and make distributions on equity interests, dispose of assets, make investments, repay certain indebtedness, engage in mergers, and other matters, in each case subject to certain exceptions. The ABL Facility contains customary default provisions which, if triggered, could result in acceleration of all amounts then outstanding. The ABL Facility also requires the Company to satisfy and maintain a fixed charge coverage ratio of not less than 1.0 to 1.0 in certain circumstances and to maintain a pro forma minimum excess availability of $16 million for the 91 days prior to the maturity of each of the Company’s outstanding Convertible Senior Notes.

The above description of the material terms and conditions of the ABL Facility is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the ABL Facility, which is filed as Exhibit 4.1 hereto.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On September 30, 2021, the Company issued a press release regarding the ABL Facility, which press release is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
4.1

Loan, Guaranty and Security Agreement, dated as of September 30, 2021, among Helix Energy Solutions Group, Inc., Helix Well Ops Inc., Helix Robotics Solutions, Inc., Deepwater Abandonment Alternatives, Inc., Helix Well Ops (U.K.) Limited and Helix Robotics Solutions Limited as Borrowers, the Lenders from time to time party thereto, and Bank of America, N.A. as Agent.

99.1	Press Release of Helix Energy Solutions Group, Inc. dated September 30, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2021
HELIX ENERGY SOLUTIONS GROUP, INC.

	By:	/s/ Erik Staffeldt
Erik Staffeldt
Executive Vice President and Chief Financial Officer